                                                                    EXHIBIT 15.0



August 14, 1998

Republic Bancshares, Inc.
111 2nd Avenue NE, Suite 300
St. Petersburg, FL 33701





Republic Bancshares, Inc.:

We are aware that Republic Bancshares, Inc. has incorporated, by reference in its Registration Statement File No. 333-32151, its Form 10-Q for the quarter ended June 30, 1998, which includes our report dated August 13, 1998, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the Act), that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

ARTHUR ANDERSEN LLP



By   /s/ William J. Meurer
    -----------------------------------
       William J. Meurer